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Consent of Independent Registered Public Accounting Firm
EZCORP, Inc. Austin, Texas
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated November 20, 2012, relating to the consolidated financial statements and the effectiveness of EZCORP, Inc.'s internal control over financial reporting of EZCORP, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2012.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP
Dallas, Texas

January 15, 2013

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.
BDO is the brand name for the BDO network and for each of the BDO Member Firms.